Exhibit 10.01

Non-Competition, Non-Solicitation & Severance Benefit Agreement

This Non-Competition, Non-Solicitation & Severance Benefit Agreement (“Agreement”) is entered into this ___ day of ________, 20__ between Choice Hotels International, Inc. (“Choice”), a Delaware corporation with principal offices at 1 Choice Hotels Circle, Rockville, Maryland 20850, and ______________ (“Employee”).

Recitals

A. Employee is a management-level employee of Choice and/or a subsidiary of Choice (collectively, “Choice”);

B. Choice devotes significant time, resources and effort to the training and advancement of its management employees, and its management team constitutes a significant asset and important competitive edge;

C. Choice has determined that it is in the best interest of the company and its shareholders to enter into an agreement with Employee whereby Employee agrees to certain non-competition, non-solicitation and confidentiality restrictions in consideration of, among other things, certain severance benefits.

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Definitions. As used in this Agreement, the following terms shall have the ascribed meaning:
(a) “Board” means the Board of Directors of Choice.
(b) “Cause” means any one or more of the following, whether occurring before or after the date hereof: (i) Employee’s deliberate and continued refusal to carry out duties and instructions of the Board and CEO consistent with the position following notice by Choice and a five business days cure period; (ii) Employee’s commission of an act materially detrimental to the financial condition, operations and/or goodwill of Choice; (iii) Employee’s gross negligence or willful misconduct in the performance of duties to Choice; (iv) Employee’s commission of any act of theft, fraud, dishonesty, breach of trust or breach of fiduciary duty involving Choice; (v) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, fraud or embezzlement; (vi) any breach by Employee of the covenants contained in this Agreement, or (vii) the material violation by Employee of any Choice policy or any statutory or common law duty to Choice.
(c) “Change in Control” means the happening of the earliest of the following to occur:
(i)Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than (i) Choice, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of Choice, (iii) any corporations owned, directly or indirectly, by the stockholders of

Choice in substantially the same proportions as their ownership of stock, or (iv) any Existing Shareholder) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Choice representing 33% or more of the combined voting power of Choice’s then outstanding voting securities. An “Existing Stockholder” means:
(A) (i) Stewart Bainum, his wife, all the lineal descendents of Stewart Bainum, his wife, their lineal descendants, and their spouses (so long as they remain spouses) and adopted children of such descendents; (ii) all trusts for the benefit of any persons described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) and (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by the persons described in clauses (i), (ii) or (iii) (such persons referred to in this clause (A) collectively, “Bainum Affiliates”); and
(B) any other stockholder of Choice which, together with such stockholder’s affiliates, owns more than 5% of the common stock of Choice Hotels International, Inc. as of the date of this Agreement so long as the Bainum Affiliates continue to own more common stock of Choice Hotels International, Inc. than such stockholder.
(ii)    Individuals constituting the Board on the date of this Agreement and the successors of such individuals (“Continuing Directors”) cease to constitute a majority of the Board. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board (or a Nominating Committee thereof) on which individuals constituting the Board on the date of this Agreement and their successors (determined by prior application of this sentence) constituted a majority.
(iii)    The stockholders of Choice approve a plan of merger or consolidation (“Combination”) with any other corporation or legal person, other than a Combination which would result in stockholders of Choice immediately prior to the Combination owning, immediately thereafter, more than sixty-five percent (65%) of the combined voting power of either the surviving entity or the entity owning directly or indirectly all of the common stock, or its equivalent, of the surviving entity; provided, however, that if stockholder approval is not required for such Combination, the Change in Control shall occur upon the consummation of such Combination.
(iv)    The stockholders of Choice approve a plan of complete liquidation of Choice or an agreement for the sale or disposition by Choice of all or substantially all of Choice’s stock and/or assets, or accept a tender offer for substantially all of Choice’s stock (or any transaction having a similar effect); provided, however, that if stockholder approval is not required for such transaction, the Change in Control shall occur upon consummation of such transaction.

(d) “Change in Control Termination” means and includes the termination of Employee’s employment with Choice at any time during the twelve (12) month period after a Change in Control if such termination is (i) by Choice for any reason other than Cause, (ii) by Employee for Good Reason.
(e) “Competing Business” means any business or enterprise that: (i) is engaged in the mid-market or economy hotel franchising business, (ii) competes in the same upscale, select service segment as Cambria Hotels and Suites or any successor or substantially similar Choice brand, or (iii) competes in any other line of business in which Choice is materially engaged at the time of the Termination Date.
(f) “Confidential Information” means any non-public information, in any format, relating to the business of Choice, including, but not limited to, present or prospective operating, marketing and development plans, training manuals, training policies and procedures, financial and technical information, passwords, source codes, personnel information, franchisee information, business systems, trade secrets, pricing and cost information, contact lists, strategic plans or strategies, operating data or Choice policies.

(g) “Disability” means if Employee is unable to perform the essential functions of Employee’s position, after any legally required reasonable accommodation, for more than 180 days (whether or not consecutive) in any period of 365 consecutive days.

(h) “Good Reason” means a voluntary termination by Employee following a material, substantial change in either Employee’s compensation or position and responsibilities, provided such termination occurs within forty-five days of the change in compensation or position. Employee must provide Choice with at least thirty (30) days’ prior written notice of electing a Good Reason termination.

(i) “Non-Renewal” shall have the meaning set forth in Section 2.

(j) “Release Agreement” means the release of claims attached as Exhibit A.

(k) “Severance Benefits” means the benefits specified in Section 6.

(l) “Severance Benefit Period” means the seventy (70) week period following the Termination Date.

(m) “Termination Date” means the date the Employee’s employment with Choice ends.

(n) “Works” means any ideas, concepts, methods of operation, processes, programs or other materials (including training manuals, policies and procedures) that Employee conceived, created, developed or wrote while employed by Choice that relate in any manner to the business of Choice.

2. Term. The initial term of this Agreement shall be for a period commencing on __________ __, 20__ and will remain in effect until _________ ___, 20__. The term of this Agreement shall be automatically extended for an additional three year period on _________ __, 20__ and each subsequent three year anniversary thereafter, unless and until Choice or the Employee provides written notice to the other party in accordance with Section 10 hereof not less than one hundred eighty (180) days before such date that such party is electing not to extend the term of this Agreement (“Non-Renewal”). Anything herein to the contrary notwithstanding, if on the date of a Change in Control, the remaining term of this Agreement is less than twelve (12) months, the term of the Agreement shall be automatically extended to the end of the twelve month period following such Change in Control. References herein to the term of this Agreement shall include the initial term and any additional period for which this Agreement is extended.
3. Confidentiality. Employee acknowledges that Confidential Information and Works are valuable and unique assets belonging to Choice. During employment and after the Termination Date, Employee shall not, except as required by law or by Employee’s duties for Choice and for the benefit of Choice, directly or indirectly, or cause others to, make use of or disclose to others any Confidential Information or Works. Notwithstanding the foregoing, Confidential Information does not include information which was or becomes generally available to the public other than as a result of a disclosure by Employee. Works constitute works made for hire and in all circumstances shall be and remain the sole and exclusive property of Choice, whether or not protectable under any laws, including patent, trademark, copyright or trade secret laws.
4. Non-Solicitation. During employment and for a period of seventy (70) weeks following the Termination Date, Employee agrees, except as required by Employee’s duties for Choice and for the benefit of Choice or with the prior written consent of Choice, not to solicit or attempt to solicit, directly or indirectly, on Employee’s behalf or on behalf of any other person or entity, any person or entity who then is or who was as of the Termination Date, an employee, business partner or franchisee of Choice, or was actively solicited to have such a relationship with Choice within six (6) months prior to the Termination Date, to cease, curtail or refrain from entering into such a relationship with Choice. Nothing in the foregoing shall be construed as preventing Employee from otherwise lawfully soliciting business from any then current or prospective business partner or franchisee that is for a line of business other than any Competing Business.
5. Non-Competition. During employment and for a period of seventy (70) weeks after the Termination Date, Employee will not, except as required by Employee’s duties for Choice and for the benefit of Choice, or with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or in any other capacity, or use or permit Employee’s name to be used in connection with, any business or enterprise that is engaged in a Competing Business in the U.S. or Canada; provided, however, that the foregoing shall not be construed as preventing Employee from otherwise lawfully (i) investing Employee’s assets in (A) the securities of any Competing Business that is a public company, or (B) the securities of any Competing Business that is a privately-held corporation, limited partnership, limited liability company or other business entity, if such holdings are passive investments of one percent (1%) or less of such entity’s outstanding securities or (ii) becoming an employee, agent or representative of, consultant to, or otherwise connected with, any business entity that has multiple lines of business, some of which are not a Competing Business, if Employee’s services for such entity are restricted so that Employee will provide no services or other assistance in support of, and will not otherwise be involved with, any such Competing Business conducted by such entity.

6. Severance Benefits. If Employee terminates for Good Reason or is terminated by Choice for any reason other than Cause, Change in Control Termination, Disability or death and Employee executes the Release Agreement within twenty-one (21) days of the Termination Date (or forty-five (45) days if such longer review period is required by the ADEA) and has not revoked the Release Agreement as permitted therein, Choice shall provide to Employee, in consideration of Employee’s promises and covenants contained in this Agreement and the Release Agreement, a Severance Benefit equal to:
(a) During the Severance Benefit Period, a bi-weekly payment equal to Employee’s bi-weekly base salary rate on the Termination Date, less standard deductions, payable in installments in accordance with Choice’s normal payroll practices (“Discretionary Pay”) ;
(b) If the Termination Date occurs after June 30 in a given year, then Employee shall be eligible for full payout of the bonus for that fiscal year based on the actual attainment level for the company objectives and at a deemed 100% achievement of the individual Management Bonus Objectives. The bonus will be paid out, if at all, at such time as the other corporate officers receive their bonus.
(c) Stock option and stock awards granted under Choice’s Long-Term Incentive Plan after the date of this Agreement shall continue to vest and be exercisable during the Severance Benefit Period. At the end of the Severance Benefit Period, vesting shall cease and Employee shall have 90 days thereafter to exercise all stock options that are vested at the end of the Severance Benefit Period.
(d) During the Severance Benefit Period, Choice will provide Employee at its expense with its standard outplacement services for executive level employees. Upon obtaining other employment, Employee will be ineligible to continue receiving these outplacement services at Choice’s expense.
(e) During the Severance Benefit Period, (i) Employee may continue deductions for medical, dental, and pre-tax spending accounts while receiving Discretionary Pay, and Employee consents to the customary deductions for such benefits from Discretionary Pay, and (ii) Choice will continue to pay employer contributions to Employee’s medical and dental insurance, but not pre-tax spending accounts, while Employee is receiving Discretionary Pay. Choice will stop optional deductions for items such as retirement plans and life insurance with Employee’s last paycheck for regular hours worked through the Termination Date. Employee will be eligible to continue group health and dental benefits at Employee’s own expense in accordance with and to the extent required by the federal COBRA law.
7. Re-employment. After the Termination Date, Employee shall not be required to mitigate damages as a condition to receiving Severance Benefits, but nevertheless shall be entitled to pursue other employment as permitted by this Agreement. If Employee chooses to pursue and accept other employment or consulting during the Severance Benefit Period, Choice shall be entitled to receive as an offset, and thereby reduce its payment under Sections 6(a) and (b), the amounts received by Employee from any other active employment. Employee agrees to notify Choice within seven (7) days of accepting such employment by sending such notice to Choice Hotels International, 1 Choice Hotels Circle, Rockville, Maryland 20850, Attention: Vice

President -- Human Resources. As a condition to Employee receiving the Severance Benefits from Choice, Employee agrees to permit verification of Employee’s employment records and Federal income tax returns by an independent attorney or accountant, selected by Choice but reasonably acceptable to Employee, who agrees to preserve the confidentiality of the information disclosed by Employee except to the extent required to permit Choice to verify the amounts received by Employee from other active employment. Choice shall receive credit for unemployment insurance benefits, social security insurance or like amounts actually received by Employee.

8. Change in Control.
(a) If, within twelve (12) months after a Change in Control, there occurs a Change in Control Termination, Employee shall receive as severance compensation a lump sum payment in an amount equal to 200% of Employee’s base salary at the rate in effect as of the Termination Date, plus 200% of the amount of Employee’s eligible full year bonus for that fiscal year based on a 100% attainment level for the company objectives and a 100% attainment level for the individual Management Bonus Objectives. Additionally, all unvested restricted stock, performance vested restricted stock units and stock option awards granted after the date of this Agreement and then held by Employee shall automatically become fully vested as of the date of the Change of Control Termination.
(b) Employee’s right to receive the benefits described in Section 8(a) shall be conditioned upon Employee executing the Release Agreement.
9. Acknowledgments. Employee and Choice acknowledge and agree as follows:

(a) The restrictions contained in Sections 3, 4 and 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of Choice, that Choice would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by Choice should the Employee breach any of those provisions. Employee represents and acknowledges that (i) the Employee has been advised by Choice to consult Employee’s own legal counsel at Employee’s expense prior to executing this Agreement, and (ii) that the Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Employee’s counsel.

(b) A breach of any of the restrictions in this Agreement cannot be adequately compensated by monetary damages and Choice shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other appropriate equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which Choice may be entitled.

(c) In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The invalidity of any provision of this Agreement shall not effect the validity of the remaining provisions of this Agreement.

(d) This Agreement supersedes and extinguishes any rights Employee may have under Choice’s standard Severance Benefit Plan.

(e) This Agreement shall not be construed as giving the Employee the right to be retained in the service of Choice for any definite period or otherwise to change Employee’s status as an at-will employee.

(f) If required under Section 409A of the Internal Revenue Code, any Severance Benefit or Change of Control payment will made six (6) months following the Termination Date.

(g) Employee agrees that Employee is not entitled to any unemployment benefits, and, to the extent permitted by law, that Employee does not intend to seek any unemployment benefits, during the Severance Benefit Period. Choice will not contest Employee’s claim for unemployment benefits after the Severance Benefit Period.

10. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted fax, addressed as follows:

If to Choice:

Choice Hotels International, Inc.
1 Choice Hotels Circle
Rockville, Maryland 20850
Attn.: General Counsel
Fax: 301-592-6206

If to the Employee:

_______________

or top such other address as either party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Arbitration.

(a) In the event of any dispute or claim relating to or arising out, directly or indirectly, of Employee’s employment relationship with Choice, this Agreement, or the termination of employment with Choice for any reason (including, but not limited to, any claims of breach of contract, tort, wrongful termination, violation of any law, or unlawful discrimination, harassment or retaliation), Employee and Choice agree that all such disputes shall be fully resolved by private, binding arbitration conducted by the American Arbitration Association (“AAA”) before a single arbitrator in Montgomery County, Maryland under the AAA’s  Employment Arbitration Rules then in effect, which rules are available online at the AAA's website at www.adr.org or by requesting a copy from Choice’s Human Resources Department. The arbitrator shall be a currently licensed attorney with at least ten (10) years experience in employment law in the United States. This arbitration provision shall apply to any and all claims asserted by Employee against Choice or any of its affiliates, and each of their respective employees, officers, agents, attorneys, owners, directors, or affiliates, and any and all claims against Employee by those entities.

(b) The arbitrator shall permit the parties to conduct reasonable discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  This arbitration agreement shall provide the exclusive remedy of the parties to seek redress of claims, and each party knowingly and voluntarily waives the right to a trial before a judge or jury, and any right he, she, or it might have to seek redress in any other forum, except for the right to file a charge with applicable administrative agencies (including, but not limited to the National Labor Relations Board, Equal Employment Opportunity Commission, the Maryland Workers’ Compensation Commission or Division of Unemployment Insurance ).  If Employee still has the right to and chooses to pursue such administrative claim after exhausting all administrative remedies, such claim would be subject to arbitration under this arbitration agreement to the extent permitted by applicable law.

(c) In any arbitration conducted under this provision, each party will bear his, her or its own fees, expenses and costs associated with the arbitration, provided that, to the extent applicable law requires Choice to pay any of Employee’s portion of the fees, expenses and costs of the AAA and the arbitrator to make the arbitration agreement enforceable, Choice will pay or reimburse Employee for such fees, expenses and costs; and provided further, to the extent applicable law provides for the award of reasonable attorneys’ fees and costs to the prevailing party, the arbitrator may award such fees and costs.

(d) In the event any provision of this arbitration agreement is found to be unenforceable by an arbitrator or court, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision or deleted such that the enforceability of the remaining provisions remain unaffected.  If the court or arbitrator declines to modify this arbitration agreement to render it enforceable, the parties agree to do so. This arbitration agreement shall be interpreted and construed under the Federal Arbitration Act and the Maryland Uniform Arbitration Act.
(e) By agreeing to arbitration, Choice and Employee do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. In any such judicial action: (a) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in Montgomery County, Maryland (the “Maryland Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (b) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Maryland Court.
12. Miscellaneous.

(a) This Agreement contains the entire agreement of the parties, and supersedes all other agreements, discussions or understandings concerning the subject matter. It may be changed only by an agreement in writing signed by both parties.

(b) This Agreement shall be governed by the laws of the State of Maryland.

(c) No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.
CHOICE HOTELS INTERNATIONAL, INC.

By:____________________________________

Employee:
______________________________________
__________________
EXHIBIT A
RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is made as of ___________, 20__ by ______________ ("Employee") in favor of Choice Hotels International, Inc. and its subsidiaries (collectively "Choice").

WHEREAS, Employee and Choice have previously entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement dated _________ __, 20__ (“Agreement”); and

WHEREAS, in consideration for certain covenants and benefits under the Agreement, Employee is obligated to execute this Release Agreement upon termination of employment;

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Last Day Worked. Employee’s employment terminated, or will terminate, on ___________, 20__ ("Termination Date"). Employee will return to Choice, no later than the close of business on the Termination Date, any Choice property, including original and copied computer hardware or software, credit cards, long distance telephone cards, and keys or passcards to Choice buildings, and all other property in Employee’s possession, custody or control.

2. Release. Employee agrees, in exchange for the benefits set forth in the Agreement, to irrevocably and unconditionally release Choice and its parents, subsidiaries and affiliated entities, and each of their respective officers, directors, shareholders, employees, agents, representatives, insurers, attorneys, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Internal Revenue Code of 1954, as amended, and their trustees, administrators and other fiduciaries; and all persons acting by, through, under or in concert with them, and each of their predecessors, successors and assigns or any of them (collectively “Choice Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, loss, cost or expense, of any nature, known or unknown, fixed or contingent, which Employee now has or may later have against the Choice Releasees, or any one of them, by reason of any matter, cause, or thing from the beginning of time to the Effective Date of this Agreement, including without limitation those arising out of, based on, or relating to the hire, employment, termination, remuneration (including any severance, salary, bonus, incentive or other compensation; vacation sick leave or medical insurance benefits; or any benefits from any employee stock ownership, profit-sharing and/or any deferred compensation plan under Section 401 of the Internal Revenue Code of 1954 ("Claims"). The Claims that Employee is releasing include, but are not limited to, a release of any rights or claims Employee may have under:

•	the Age Discrimination in Employment Act, which prohibits age discrimination in employment;

•	Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex;

•	the Civil Rights Act of 1991;

•	the Equal Pay Act, which prohibits paying men and women unequal pay for equal work;

•	the Americans with Disabilities Act;

•	the Family and Medical Leave Act;

•	and any other federal, state or local laws or regulations prohibiting employment discrimination, harassment or retaliation.

Employee also releases any Claims for wrongful discharge or breach of contract, Claims for any personal injury or tort, Claims for any compensation, benefits, expenses, bonuses, or any other employee rights or benefits, Claims for employment or reinstatement, Claims for attorneys’ fees and costs, and all other Claims under any applicable statute, contract or other cause of action. This Agreement covers both Claims Employee knows about and those Employee may not know about. Employee assumes the risk of any and all unknown Claims which may exist at the time Employee signs this Agreement, and Employee agrees that this Agreement shall apply to any and all known and unknown Claims.

3. No Release of Rights Under Agreement. By signing this Release Agreement, Employee does not waive or release Employee’s right to enforce the Agreement. Employee does not release claims for or rights to earned compensation, vested benefits or indemnification under Choice’s bylaws.

4. Lawsuits. To the fullest extent permitted by law, Employee promises never to file a lawsuit, claim, complaint, charge, demand, administrative proceeding, agency action or any other legal proceeding (collectively “Lawsuit”) asserting any Claims that are released in this Agreement. Employee agrees to withdraw with prejudice all Lawsuits, if any, Employee has filed against any Choice Releasee asserting any Claims with any agency or court. Employee also waives the right to seek or receive any monetary benefits with respect to Lawsuits asserted by administrative agencies or other third parties on Employee’s behalf. Employee further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee, unless compelled to do so pursuant to a valid court order or subpoena. Employee agrees not to make any derogatory remarks or provide and disparaging information about any Choice Releasee. Employee agrees to reasonably assist Choice in any Lawsuit arising from circumstances that took place during Employee’s employment, to the extent reasonably necessary to protect Choice’s interests. Choice will reimburse Employee for all reasonable and necessary expenses Employee incurs in complying with the foregoing sentence, provided they are approved by Choice in writing prior to being incurred.

5. No Admission. Employee agrees that this Release Agreement is not an admission of guilt or wrongdoing by the Choice Releasees, and Employee acknowledges that the Choice Releasees do not believe or admit that they have done anything wrong. Employee acknowledges that Employee has not suffered any wrongful treatment by any Choice Releasee.

6. Breach. If Employee breaches this Release Agreement and files a Lawsuit against any Choice Releasee on Claims that Employee released in this Release Agreement, Employee agrees to pay for all costs incurred by the Choice Releasee, including reasonable attorneys' fees, in defending against Employee’s Lawsuit. Employee further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee, unless compelled to do so pursuant to a valid subpoena or court order. If Employee breaches the promises in this Release Agreement, Choice may terminate all Severance Benefits under the Agreement that are still owed to Employee.

7. Governing Law. This Agreement is governed by Maryland law, without regard to the principles of conflicts of laws. If a dispute arises under this Agreement, any Lawsuit must be brought exclusively in the courts for Montgomery County, Maryland. Employee and Choice voluntarily submit to the jurisdiction and venue of said court.

8. Binding. Employee agrees and acknowledges this Release Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Choice Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

9. Severability. Any invalidity, in whole or in part, of any provision of this Release Agreement shall not affect the validity of any other of its provisions.

10. Period for Review and Consideration. Employee has 21 days from the date Employee receives this Release Agreement to review and consider this document before signing it. Employee may use as much of this 21 day period as Employee wishes before signing this Release Agreement. Choice advises Employee to consult with an attorney at Employee’s own expense before signing this Release Agreement; whether to do so is Employee’s decision. If Employee wishes to sign this Release Agreement and thereafter be eligible to receive the Severance Benefits under the Agreement, Employee must deliver one fully executed original of this Release Agreement, to Choice Hotels International, 1 Choice Hotels Circle, Rockville, Maryland 20850, Senior Vice President-- Human Resources, no later than the close of business on the 21st day after Employee receives this Release Agreement. Employee’s failure to deliver timely the executed Release Agreement will nullify the Agreement, and Employee will not be entitled to receive the Severance Benefits.

11. Revocation of Release Agreement. Employee may revoke this Release Agreement within 7 days after signing it (the “Revocation Period”). If Employee wishes to revoke this Release Agreement after signing it, Employee must deliver a written notice of revocation to Choice Hotels International, 1 Choice Hotels Circle, Rockville, Maryland 20850, Attention: Senior Vice President, Human Resources. Choice must receive this revocation no later than the close of business on the 7th day after Employee signs this Release Agreement. If Employee revokes this Release Agreement, it shall not be effective or enforceable and Employee will not receive the Severance Benefits under the Agreement.] This Agreement will not become effective or enforceable until such date that is is signed by both parties and the Revocation Period expires without Employee exercising Employee’s right of revocation (the “Effective Date”).

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO REVIEW AND CONSIDER THIS RELEASE AGREEMENT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO CONSIDER IT. AFTER SUCH CAREFUL CONSIDERATION, EMPLOYEE KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS RELEASE AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT.

Employee:

______________________________